Exhibit 99.1

NaturalNano Names Kent A. Tapper as Chief Financial Officer
A Proven Veteran to Lead Growth, Capital Development Initiatives

ROCHESTER, N.Y. — Sept. 4, 2007 — NaturalNano, Inc. (OTCBB: NNAN) (FWB: N3N) (www.naturalnano.com), a developer of advanced nanocomposite materials and additive technologies, today announced the appointment of Kent A. Tapper as Chief Financial Officer.

During the past 20 years, Mr. Tapper has served in a variety of executive roles utilizing both his financial expertise and engineering background. He joins NaturalNano from publicly traded CareGuide, Inc. (OTCBB: CGDE), a healthcare services company headquartered in Florida. While acting in the capacity of CFO, Mr. Tapper successfully led CareGuide to profitability, turning around a nearly half-million dollar monthly cash loss using a mixture of innovative business development tools and cost-saving initiatives.

“We are extremely pleased to welcome Kent to the NaturalNano team,” said Cathy Fleischer, Ph.D., President and Chief Technical Officer of NaturalNano. “His in-depth knowledge of financial reporting, strategic planning and business development, combined with his engineering background and technical skills, will be critical catalysts on our path toward profitability and product commercialization.”

Mr. Tapper added: “I am honored to have the opportunity to work alongside such a committed group of respected and talented professionals, in an industry - nanotechnology - that is being heralded as the next industrial revolution. My experience with emerging growth companies is an ideal fit as we build towards our goal of becoming a true leader in nanocomposites.”

Mr. Tapper’s experience spans both small- and large-cap companies. He previously held positions at billion-dollar telecommunications companies such as Volt Delta and Nortel. Mr. Tapper holds a Bachelor’s of Science in Electrical Engineering from Purdue University.

About NaturalNano, Inc.
NaturalNano, Inc. (OTCBB: NNAN) (FWB: N3N) is a materials science company focused on developing and commercializing advanced nanocomposite materials. Based in Rochester, NY, the Company is focused on additive technologies and processes, including its proprietary Pleximer™ polymer additive, that add value to industrial polymers, plastics and composites, as well as consumer and industrial products. NaturalNano holds and licenses over 20 patents and applications, as well as proprietary know-how for extraction and separation processes, compositions, and derivatives of Halloysite and other nanotubes. For more information, visit http://www.naturalnano.com

Cautionary Statement Regarding Forward-Looking Statements: This press release may contain forward-looking statements regarding future events and future performance of NaturalNano that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of NaturalNano's filings with the Securities and Exchange Commission. The most recent annual reports on Form 10-KSB and quarterly reports on Form 10-QSB filed by NaturalNano provide information about these factors, which may be revised or supplemented in future reports to the SEC on those forms or on Form 8-K. We caution investors not to place undue reliance on forward-looking statements, and we do not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other such factors that affect the subject of these statements, except where expressly required by law.

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Contact:
Jeff Lambert or Patrick Kane
Lambert, Edwards & Associate
616.233.0500 / pkane@lambert-edwards.com